2225 West Chandler Boulevard, Chandler, AZ 85224

Rogers Corporation Reports Third Quarter 2019 Results

EPS Exceeds Top End of Guidance

Chandler, Arizona, October 30, 2019: Rogers Corporation (NYSE:ROG) today announced financial results for the 2019 third quarter.

The Company reported 2019 third quarter net sales of $221.8 million, an 8.7% decrease compared to 2019 second quarter net sales of $242.9 million and a 2.2% decrease compared to 2018 third quarter net sales of $226.9 million. Net sales for the 2019 third quarter were below the Company's previously announced guidance range of $225 to $235 million. Currency exchange rates unfavorably impacted the 2019 third quarter net sales by $1.6 million compared to 2019 second quarter net sales, and by $4.0 million compared to 2018 third quarter net sales.

Third quarter 2019 net income was $23.4 million compared to $24.3 million in the second quarter of 2019 and $19.7 million in the third quarter of 2018. Earnings for 2019 third quarter were $1.25 per diluted share compared to $1.30 per diluted share in the second quarter of 2019 and $1.06 per diluted share in the third quarter of 2018. Earnings per diluted share were above the top end of the Company's previously announced guidance range of $1.05 to $1.20. On an adjusted basis, earnings were $1.51 per diluted share for the 2019 third quarter compared to adjusted earnings of $1.64 per diluted share in the second quarter of 2019 and $1.42 per diluted share in the third quarter of 2018. Adjusted earnings exceeded the high end of the Company's previously announced guidance range of $1.30 to $1.45 per diluted share.

Adjusted EBITDA was $47.4 million, or 21.4% of net sales, for the third quarter of 2019 compared to $53.1 million, or 21.9% of net sales, reported in the second quarter of 2019 and $50.2 million, or 22.1% of net sales, reported in the third quarter of 2018.

Gross margin was 35.6% in the third quarter of 2019 compared to 35.3% in the second quarter of 2019 and 34.9% in the third quarter of 2018. Third quarter 2019 gross margin was within the Company's previously announced guidance range of 35% to 36%. Operating margin was 13.5% in the third quarter of 2019 compared to 13.7% in the second quarter of 2019 and 13.1% in the third quarter of 2018. Adjusted operating margin was 16.3% in the third quarter of 2019 compared to 17.2% in the second quarter of 2019 and 17.0% in the third quarter of 2018.

"Rogers' third quarter earnings exceeded the top end of our guidance range, despite the impact of challenging market conditions and trade tensions which tempered sales for the quarter," stated Bruce D. Hoechner, Rogers’ President and CEO. "The solid Q3 earnings resulted from a favorable product mix, gross margin improvement efforts and efficient management of operating expenses. For the remainder of the year we anticipate continued weakness in the industrial and automotive markets and a pause in China 5G deployments before the expected next wave of deployments in the first half of 2020. We remain focused on our strategic priorities and are well positioned to take advantage of the significant growth opportunities for Advanced Connectivity and Advanced Mobility applications."

Business segment discussion

Advanced Connectivity Solutions (ACS)
Advanced Connectivity Solutions reported 2019 third quarter net sales of $79.0 million, a 14.6% decrease compared to 2019 second quarter net sales of $92.5 million and a 9.9% increase compared to 2018 third quarter net sales of $71.9 million. The sequential decrease in 2019 third quarter net sales was largely driven by lower demand for high frequency circuit materials used in 4G and 5G wireless infrastructure, partially offset by stronger Aerospace and Defense. Third quarter 2019 net sales were unfavorably impacted by fluctuations in currency exchange rates of $0.7 million compared to 2019 second quarter net sales, and by $1.3 million compared to 2018 third quarter net sales.

Elastomeric Material Solutions (EMS)
Elastomeric Material Solutions reported 2019 third quarter net sales of $94.9 million, a 1.1% increase compared to 2019 second quarter net sales of $93.9 million and a 0.9% decrease compared to 2018 third quarter net sales of $95.8 million. The sequential increase in 2019 third quarter net sales was primarily due to seasonally stronger demand in portable electronics, which was partially offset by a decline in general industrial. Fluctuations in currency exchange rates unfavorably impacted net sales by $0.7 million in the 2019 third quarter compared to 2019 second quarter net sales, and by $1.4 million compared to 2018 third quarter net sales.

Power Electronics Solutions (PES)
Power Electronics Solutions reported 2019 third quarter net sales of $43.1 million, a 16.5% decrease compared to 2019 second quarter net sales of $51.7 million and a 21.9% decrease compared to 2018 third quarter net sales of $55.2 million. The 2019 third quarter sequential decrease was primarily due to weaker demand for power semiconductor substrates across most market segments. Third quarter 2019 net sales were unfavorably impacted by fluctuations in currency exchange rates of $0.1 million compared to 2019 second quarter net sales and by $1.2 million compared to 2018 third quarter net sales.

Other
Other reported 2019 third quarter net sales of $4.8 million, which was flat compared to 2019 second quarter net sales of $4.8 million and a 19.7% increase compared to 2018 third quarter net sales of $4.0 million.

Balance sheet and other highlights

Cash position
Rogers ended the third quarter of 2019 with cash and cash equivalents of $140.7 million, a decrease of $27.0 million from $167.7 million at December 31, 2018. The decrease in cash resulted primarily from capital expenditures of $38.8 million and repayment of debt principal of $98.0 million, partially offset by net cash provided by operating activities of $115.7 million. The Company ended the quarter with a net cash position of $10.3 million, compared to a net debt position of $60.7 million at December 31, 2018.

Effective tax rate
Rogers' effective tax rate was 18.6% for the third quarter of 2019, compared to 22.9% for the second quarter of 2019. The decrease was primarily due to geographic profit mix and the reversal of reserves associated with uncertain tax positions. The Company guides the 2019 full year effective tax rate to be 20% to 22%, with a fourth quarter effective tax rate of 22% to 24%.

Pension Plan Termination
On October 17, 2019, in connection with the Company’s previously announced plans, the Company terminated the Rogers Corporation Defined Benefit Pension Plan, which has sufficient assets to satisfy all transaction obligations. The Company expects to record a total non-cash pre-tax settlement charge in connection with the termination of approximately $52 million to $56 million in the fourth quarter of 2019, or approximately $2.15 to $2.30 per share.

Financial outlook
Rogers guides its 2019 fourth quarter net sales to a range of $200 to $210 million and gross margin to a range of 33.0% to 34.0%. The Company guides to a 2019 fourth quarter loss of ($1.43) to ($1.28) per share, which is inclusive of a $52 to $56 million non-cash pre-tax charge associated with the termination of the Rogers Corporation Defined Benefit Pension Plan. Fourth quarter adjusted earnings is expected to be in the range of $1.00 to $1.15 per diluted share.

For the full year 2019, Rogers expects capital expenditures to be in a range of $50 to $55 million.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable the company’s growth drivers-- advanced connectivity and advanced mobility applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Safe Harbor Statement
This release contains forward-looking statements, which concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that could cause such results to differ include: failure to capitalize on, volatility within, or other adverse changes with respect to the Company's growth drivers, including advanced mobility and advanced connectivity, such as delays in adoption or implementation of new technologies; uncertain business, economic and political conditions in the United States and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing, sales or administrative operations; the ongoing trade policy dispute between the United States and China, as well as adverse changes in trade policy, tariff regulation or other trade restrictions, including trade restrictions on Huawei Technologies Co., Ltd.; fluctuations in foreign currency exchange rates; the results of our research and development efforts; adverse competitive developments, including the extent to which our products are incorporated into end-user products and systems and the extent to which those products and systems achieve commercial success; business development transactions and related integration considerations, including failure to realize, or delays in the realization of anticipated benefits of such transactions; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; inability to obtain raw materials, including commodities, from single or limited source suppliers in a timely and cost effective manner; uncertainties with regard to the expense associated with the termination and settlement of the Rogers Corporation Defined Benefit Pension Plan; and changes in laws and regulations applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Conference call and additional information

A conference call to discuss the 2019 third quarter results will take place today, Wednesday October 30, 2019 at 5pm ET.

A live webcast and slide presentation will be available under the investors section of
https://www.rogerscorp.com/investors.

To participate, please dial:

1-800-574-8929     Toll-free in the United States
1-973-935-8524     Internationally
The passcode for the live teleconference is 3080738.

If you are unable to attend, a conference call playback will be available from October 30, 2019 at approximately 8 pm ET through November 13, 2019 at 11:59 pm ET, by dialing 1-855-859-2056 from the United States, and 1-404-537-3406 from outside of the US, each with passcode 3080738.

Additionally, the archived webcast will be available on the Rogers website at approximately 8 pm ET October 31, 2019.

Additional information
Please contact the Company directly via email or visit the Rogers website.

Investor contact:
Steve Haymore
Phone: 480-917-6026
Email: stephen.haymore@rogerscorporation.com

Website address: http://www.rogerscorp.com

(Financial statements follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net sales	$221,842	$226,863	$704,492	$656,149
Cost of sales	142,975	147,733	454,403	423,741
Gross margin	78,867	79,130	250,089	232,408
Selling, general and administrative expenses	40,448	39,943	127,349	123,080
Research and development expenses	7,830	7,630	23,282	24,514
Restructuring and impairment charges	580	1,052	2,485	2,015
Other operating (income) expense, net	124	863	1,075	(3,111)
Operating income	29,885	29,642	95,898	85,910
Equity income in unconsolidated joint ventures	1,498	1,642	4,077	4,453
Other income (expense), net	(918)	(680)	(915)	(647)
Interest expense, net	(1,747)	(2,000)	(5,723)	(4,503)
Income before income tax expense	28,718	28,604	93,337	85,213

Income tax expense	5,331	8,870	17,258	22,014
Net income	$23,387	$19,734	$76,079	$63,199

Basic earnings per share	$1.26	$1.07	$4.10	$3.44

Diluted earnings per share	$1.25	$1.06	$4.07	$3.39

Shares used in computing:
Basic earnings per share	18,581	18,403	18,569	18,360
Diluted earnings per share	18,724	18,678	18,715	18,649

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$140,747	$167,738
Accounts receivable, less allowance for doubtful accounts of $1,353 and $1,354	138,532	144,623
Contract assets	24,070	22,728
Inventories	137,908	132,637
Prepaid income taxes	3,761	3,093
Asbestos-related insurance receivables, current portion	4,138	4,138
Other current assets	9,336	10,829
Total current assets	458,492	485,786
Property, plant and equipment, net of accumulated depreciation of $333,882 and $317,414	252,393	242,759
Investments in unconsolidated joint ventures	15,033	18,667
Deferred income taxes	12,166	8,236
Goodwill	260,552	264,885
Other intangible assets, net of amortization	162,939	177,008
Pension assets	20,236	19,273
Asbestos-related insurance receivables, non-current portion	60,247	59,685
Other long-term assets	7,660	3,045
Total assets	$1,249,718	$1,279,344
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$38,608	$40,321
Accrued employee benefits and compensation	31,722	30,491
Accrued income taxes payable	9,642	7,032
Asbestos-related liabilities, current portion	5,547	5,547
Other accrued liabilities	19,670	23,789
Total current liabilities	105,189	107,180
Borrowings under revolving credit facility	130,482	228,482
Pension and other postretirement benefits liabilities	1,739	1,739
Asbestos-related liabilities, non-current portion	65,104	64,799
Non-current income tax	9,296	8,418
Deferred income taxes	8,556	10,806
Other long-term liabilities	14,718	9,596
Shareholders’ equity
Capital stock - $1 par value; 50,000 authorized shares; 18,572 and 18,395 shares issued and outstanding	18,572	18,395
Additional paid-in capital	135,761	132,360
Retained earnings	852,462	776,403
Accumulated other comprehensive loss	(92,161)	(78,834)
Total shareholders' equity	914,634	848,324
Total liabilities and shareholders' equity	$1,249,718	$1,279,344

Reconciliation of non-GAAP financial measures to the comparable GAAP measures

Non-GAAP financial measures:

This earnings release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”):

(1) Adjusted earnings per diluted share, which the Company defines as earnings per diluted share excluding amortization of acquisition-related intangible assets and discrete items, such as restructuring, severance, impairments and other related costs, acquisition and related integration costs, asbestos litigation-related charges, purchase accounting inventory adjustments and transition services related to asset acquisition (collectively, “Discrete Items”);

(2) Adjusted EBITDA, which the Company defines as net income excluding interest expense, income tax expense, depreciation and amortization, stock-based compensation expense and Discrete Items; and

(3) Adjusted operating margin, which the Company defines as operating margin excluding amortization of acquisition-related intangible assets and Discrete Items.

Management believes each of these measures is useful to investors because they allow for comparison to the Company’s performance in prior periods without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. As a result, management believes that adjusted earnings per diluted share, adjusted EBITDA and adjusted operating margin enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. However, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. Reconciliations of the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP are set forth below.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share*:

	2019	2019	2018
Earnings per diluted share	Q3	Q2	Q3
GAAP earnings per diluted share	$1.25	$1.30	$1.06

Restructuring, severance, impairment and other related costs	0.05	0.15	0.11
Acquisition and related integration costs	0.02	0.01	0.04
Purchase accounting inventory adjustment	—	—	0.02
Transition services, net	0.01	—	0.03
Total discrete items	$0.08	$0.16	$0.19

Earnings per diluted share adjusted for discrete items	$1.33	$1.46	$1.24

Acquisition intangible amortization	$0.18	$0.18	$0.18

Adjusted earnings per diluted share	$1.51	$1.64	$1.42

Reconciliation of GAAP net income to adjusted EBITDA*:

	2019	2019	2018
(amounts in millions)	Q3	Q2	Q3
Net income	$23.4	$24.3	$19.7

Interest expense, net	1.8	2.0	2.0
Income tax expense	5.3	7.2	8.9
Depreciation	7.6	7.7	8.8
Amortization	4.4	4.4	4.4
Stock-based compensation expense	3.2	3.7	2.7
Restructuring, severance, impairment and other related costs	1.3	3.7	2.7
Acquisition and related integration costs	0.5	0.3	0.9
Asbestos-related charges	—	0.1	—
Transition services lease income	(0.1)	(0.3)	(0.2)
Purchase accounting inventory adjustment	—	—	0.3
Adjusted EBITDA**	$47.4	$53.1	$50.2

*Values in table may not add due to rounding.
**Adjusted EBITDA for the third quarter of 2018 has been recast to reflect the add-back of stock-based compensation expense.

Reconciliation of GAAP operating margin to adjusted operating margin*:

	2019	2018
Operating margin	Q3	Q2	Q3
GAAP operating margin	13.5%	13.7%	13.1%

Restructuring, severance, impairment and other related costs	0.6%	1.5%	1.2%
Acquisition and related integration costs	0.2%	0.1%	0.4%
Purchase accounting inventory adjustment	—%	—%	0.1%
Transition services, net	—%	—%	0.3%
Total discrete items	0.8%	1.7%	2.0%
Operating margin adjusted for discrete items	14.3%	15.4%	15.1%

Acquisition intangible amortization	2.0%	1.8%	1.9%

Adjusted operating margin	16.3%	17.2%	17.0%

*Percentages in table may not add due to rounding.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2019 third quarter:

Guidance Q3 2019
GAAP earnings per diluted share	$1.05 - $1.20

Discrete items	$0.07

Acquisition intangible amortization	$0.18

Adjusted earnings per diluted share	$1.30 - $1.45

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2019 fourth quarter:

Guidance Q4 2019
GAAP earnings per diluted share	($1.43) - ($1.28)

Discrete items*	$2.25

Acquisition intangible amortization	$0.18

Adjusted earnings per diluted share	$1.00 - $1.15

*Discrete items includes a $52 million to $56 million non-cash pre-tax charge associated with the termination of the Rogers Corporation Defined Benefit Pension Plan.
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